EXHIBIT 10.2 FRANKLIN RESOURCES, INC. NON-EMPLOYEE DIRECTOR COMPENSATION As of October 18, 2023 The following sets forth the fees and other payments that non-employee directors of Franklin Resources, Inc. (“Franklin”) are entitled to receive as members of the Board of Directors of Franklin (the “Franklin Board”). The Franklin Board last approved changes in such compensation structure on October 18, 2023. Lead Director Annual Retainer. The Franklin director designated by the independent directors of the Franklin Board as the lead independent director of the Franklin Board is entitled to receive a lead director annual cash retainer fee of $35,000 (one-fourth of which is paid quarterly). Board Member Annual Retainer and Special Meeting Fee. Non-employee Franklin directors are entitled to receive a Franklin Board annual cash retainer fee of $100,000 (one-fourth of which is paid quarterly), plus $5,000 for each Franklin Board meeting attended by such director in excess of the five regularly scheduled Franklin Board meetings per fiscal year. Board Member Annual Equity Award. Non-employee Franklin directors are also entitled to receive an annual equity award for approval on the date of each annual organizational meeting of the Franklin Board (“Annual Organizational Meeting”), valued at $195,000 (rounded up to the nearest whole share). Committee Chair Annual Retainers. The Chair of the Franklin Audit Committee is entitled to receive an annual cash retainer fee of $30,000 (one-fourth of which is paid quarterly), and the Chairs of the Franklin Compensation Committee and the Franklin Corporate Governance Committee each is entitled to receive an annual cash retainer fee of $25,000 (one-fourth of which is paid quarterly). Committee Member Annual Retainers. Each member of the Franklin Audit Committee (including the Chair) is entitled to receive an annual cash retainer fee of $15,000 (one-fourth of which is paid quarterly), and each member of the Franklin Compensation Committee and the Franklin Corporate Governance Committee (including each committee’s Chair) is entitled to receive an annual cash retainer fee of $12,000 (one-fourth of which is paid quarterly). Special Committee Meeting Fees. Additionally, a $1,500 special committee meeting cash fee is payable to (i) each member of the Audit Committee for each Audit Committee meeting attended by such member in excess of 10 Audit Committee meetings per fiscal year, (ii) each member of the Compensation Committee for each Compensation Committee meeting attended by such member in excess of eight Compensation Committee meetings per fiscal year, and (iii) each member of the Corporate Governance Committee for each Corporate Governance Committee meeting attended by such member in excess of eight Corporate Governance Committee meetings per fiscal year. In addition, Franklin reimburses directors for certain expenses incurred in connection with attending Franklin Board and committee meetings as well as other related events, including travel, hotel accommodations, meals and other incidental expenses for the director and his or her spouse accompanying the director in connection with such events. Franklin also allows directors to defer payment of their directors’ fees, and to treat the deferred amounts as hypothetical investments in Franklin common stock or Franklin Templeton mutual funds. The terms of any such deferred payment arrangements are set forth in separate documentation between Franklin and the particular directors in accordance with Franklin’s 2006 Directors Deferred Compensation Plan, as amended and restated.